Exhibit 19.1

UTSTARCOM HOLDINGS CORP.

INSIDER TRADING POLICY

(amended on April 25, 2014)

This Insider Trading Policy (the “Policy”) of UTStarcom Holdings Corp. (“UTStarcom” or the “Company”) outlines procedures that all UTStarcom personnel must follow. This Policy and the procedures set forth herein arise from our responsibilities as a public company. It is important that you review this Policy carefully. Any questions pertaining to this Policy should be directed to UTStarcom’s General Counsel, who is the Policy Compliance Officer.

A.
Prohibition on Trading on Inside Information. No member of the UTStarcom Board of Directors (the “Board”) and no officer, employee, consultant, independent contractor or other person associated with UTStarcom may trade in the securities of UTStarcom if such person possesses “material” information about UTStarcom that has not been disclosed to the public. Such trading not only violates UTStarcom’s policy, but may also violate federal securities law.

While you possess material information concerning UTStarcom that has not been disclosed to the public (“inside information”), you cannot:

•
buy or sell UTStarcom securities or options on such securities; or

•
communicate such information to other persons (“tipping”).

Persons who trade on inside information, as well as persons who have tipped others, and the persons who have received such material inside information, may be the subjects of civil and criminal penalties, including fines of up to $5 million and imprisonment for up to 20 years. For example, if you provide a “tip” to someone who then buys or sells a UTStarcom security, whether or not you trade, both you and the “tippee” can be convicted of insider trading and be subject to the penalties described above. In addition, any employee of or consultant to UTStarcom who engages in such prohibited and/or illegal conduct is subject to immediate discipline, including termination of employment or service.

B.
Definition of “Inside Information ” .

“Inside information” is material nonpublic information and includes any information (favorable or unfavorable) that has not been disclosed to the public and that would influence a reasonable investor to buy or sell UTStarcom shares. Some examples of “material” information are:

•
Revenues, including increases and decreases in quarterly revenues.

•
Earnings, including increases and decreases in quarterly earnings.

•
Significant mergers, acquisitions or other transactions.

•
Unusual gains, losses or other changes in operations.

•
Major personnel changes.

•
A gain or loss of one or more major customers.

You should treat all corporate information with discretion and discuss confidential data only with those UTStarcom employees who have a right and a need to know. Do not discuss the Company’s confidential information

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with friends, relatives and acquaintances or in public places. If you have inside information concerning UTStarcom, you must refrain from trading in UTStarcom securities until you know that such information has been made public. Inside information is not considered to have been “made public” until at least two full business days after such information has been released by UTStarcom to major U.S. news services.

C.
Trading Windows. “Insiders” may only trade UTStarcom’s securities during the period commencing at the start of the second business day after the day on which UTStarcom’s financial results for any particular fiscal period have been publicly disclosed and ending at the close of business on the last business day of the fiscal quarter. Another way to define the window-period would be to say that trading is always prohibited during the period commencing on the first business day of each fiscal quarter and continuing through the close of business on the first business day after the day on which UTStarcom’s financial results for any particular fiscal quarter are released.

D.
Definition of “Insider” . “Insiders” include members of the Board, executive officers, and other employees and consultants whom the Company believes have, or are likely to have, regular or special access to inside information in the normal course of their duties. Designated Insiders shall include all members of the Board and executive officers of the Company; all individuals who report directly to the Chairman of the Board, Chief Executive Officer or President of the Company; any employees or consultants the Company has identified from time to time; and household and immediate family members living in the designated Insider’s household. The Company will notify from time to time those persons who are considered “Insiders” subject to restrictions on trading during a closed trading window.

E.
Restrictions Beyond the Trading Window/Pre-Clearance of Trades. Even within the designated trading windows, trading will only be permitted if no development of major importance remains unannounced or if the individual is not in possession of inside information. Certain Insiders must notify UTStarcom’s General Counsel in accordance with the provisions set out below regarding the pre-clearance of all securities transactions by such Insiders at any time prior to buying or selling any UTStarcom securities. Individuals subject to this pre- clearance requirement are members of the Board and executive officers. The pre-clearance process is initiated by submitting a notice to the Company’s General Counsel at least two (2) trading days prior to the proposed trade (i.e., if the proposed trade is to take place on a Monday, the pre-clearance notice must be received by the General Counsel no later than 5 p.m. California time on the previous Thursday, where the intervening Friday is a regular trading day). In the case where the General Counsel proposes to trade, his or her pre-clearance notice must be delivered to the Company’s Chief Financial Officer. The notice must set forth the individual’s name, the number of shares, proposed type and date of transaction and complete contact information for the individual’s broker. If, within 24 hours after notifying the General Counsel (or Chief Financial Officer, as the case may be), the Insider has not received instructions from the General Counsel (or Chief Financial Officer, as the case may be) to refrain from trading, he or she may proceed with the trade. Individuals who have an effective trading plan (see Paragraph G) in place are not subject to this pre-clearance requirement for those trades that take place pursuant to the trading plan.

F.
Individual Responsibility to Comply with Policy. Every person has the individual responsibility to comply with this Policy against insider trading, regardless of whether UTStarcom has recommended a trading window to that person. In all cases an individual should exercise appropriate judgment in connection with any trade in UTStarcom securities and seriously consider whether he or she has knowledge of material inside information before trading. An individual may, from time to time, be required to forego a proposed transaction in UTStarcom securities even if he or she planned to make the transaction before learning of the material nonpublic information and even though the individual may suffer economic loss or forego anticipated profit by waiting.

G.
Trading Plans /Suspension of Trading. Directors, officers and employees may elect to comply with this Insider Trading Policy by adopting a good faith “trading plan” pursuant to Rule 10b5-1(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All trading plans must be approved by the General Counsel, who will retain a copy thereof. Plans will not be approved unless they contain the following provisions:

(i)
The plan must be written and signed.

(ii)
The person seeking to adopt the plan must state that, as of the date of the adoption of the plan, he or she is not aware of any material non-public information.

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(iii)
The plan must specify or set a formula for the amount of shares to be purchased or sold, the dates which the shares are to be purchased or sold, and the prices at which the shares are to be purchased or sold. For example, the plan may instruct the stockbroker to sell a particular number of shares at market prices, in each upcoming month or quarter. As set forth in Rule 10b5-1(c) of the Exchange Act, limit prices may be used.

(iv)
The person seeking to adopt the plan must acknowledge that he or she may not discuss with his or her stockbroker any material non-public information regarding the Company and its securities.

(v)
The person seeking to adopt the plan must declare that he or she has not entered into, and will not enter into, any corresponding or hedging transaction or position with respect to the Company’s securities.

The Company recommends a person seeking to adopt a plan consult an attorney prior to the adoption of a plan. The Company also recommends that plans contain termination and modification provisions. Any person adopting a trading plan must make the sales contemplated by the plan without alteration or deviation, and not make additional sales of the Company’s securities other than as set forth under the plan.

The Company reserves the right to bar all trades in its securities, even pursuant to existing trading plans, if the Board, in consultation with legal counsel, determines that such a bar is in the best interests of the Company. The Company also reserves the right to reject any trading plan.

H.
Inside Information Regarding Other Companies. This Policy and the guidelines described herein also apply to material nonpublic information relating to other companies, including UTStarcom customers, vendors and suppliers (“Business Partners”), particularly when that information is obtained in the course of employment with, or other services performed by, or on behalf of, UTStarcom. Civil and criminal penalties, and discipline, including termination of employment, may result from trading on inside information regarding UTStarcom’s Business Partners. Each individual should treat material nonpublic information about UTStarcom’s Business Partners with the same care required with respect to information related directly to UTStarcom.

I.
Definition of “Trading”. Trading” includes open market purchases and sales, including a “same day sale” or “cashless exercise” of a stock option or the sale of employee stock purchase plan (“ESPP”) shares. Transactions that occur as a result of a market “limit” order are trades and are subject to this policy and the prohibitions against insider trading. Accordingly, “limit” orders should be restricted to the permitted trading window and canceled immediately if the employee becomes aware of inside information.

“Trading” does not include the following:

(i)
gifts of shares to others (where the individual making the gift does not retain a pecuniary interest in the shares);

(ii)
the exercise of stock options for cash under any UTStarcom equity plan;

(iii)
the sale of ordinary shares to cover tax withholding obligations incurred upon vesting of restricted stock awards or restricted stock units when vesting occurs on a pre-determined date, but only to the extent of the amount of the tax withholding obligation;

(iv)
the purchase of shares under the ESPP; or

(v)
transactions pursuant to an effective “trading plan” as defined in Paragraph G.

J.
No Trading in Derivative Securities. No member of the Board, officer, employee, consultant or other person associated with UTStarcom may trade in any interest or position relating to the future price of UTStarcom securities, such as a put, call or short sale or using UTStarcom shares as collateral for margin loans.

K.
Inquiries. Please direct any questions as to any of the matters discussed in the Policy to the General

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Counsel.

L.
Changes to Policy. UTStarcom may amend its Insider Trading Policy from time and will notify all employees and consultants of the changes. You agree to abide by the Insider Trading Policy in effect on the date you engage in any Trading.

ACKNOWLEDGMENT

The undersigned hereby acknowledges receipt of the Insider Trading Policy of UTStarcom Holdings Corp. attached hereto and that he or she has read the Insider Trading Policy and agrees to comply with its terms and conditions. The undersigned understands that a violation of insider trading or tipping laws or regulations may subject the undersigned to severe civil and/or criminal penalties, and that a violation of the terms of the Insider Trading Policy may subject the undersigned to discipline by UTStarcom Holdings Corp. up to and including termination for cause.

(Signature)

(Printed Name)

(Date)

Please sign and return to the Human Resources Department.

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